Oppenheimer Small Cap Value Fund
NSAR Exhibit - Item 77Q

The Registration Statement of Oppenheimer Small Cap Value Fund  (the “Registrant”), filed with the Securities and Exchange Commission on August 31, 2015 (Accession Number 0000728889-15-001223), includes the following materials, which are hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR:

•	Agreement and Declaration of Trust dated 7/31/15;

•	By-Laws dated 7/31/15.

Pre-Effective Amendment No. 1 to the Registration Statement of the Registrant, filed with the Securities and Exchange Commission on October 27, 2015 (Accession Number 0000728889-15-001461), includes the following materials, which are hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR:

•	Investment Advisory Agreement dated 9/22/15;

•	Investment Subadvisory Agreement dated 9/22/15.